Exhibit 99.1

PRO FORMA FINANCIAL INFORMATION

On December 8, 2006, UTG, Inc. (the Company) completed an agreement to purchase a majority of the issued and outstanding common stock of Acap Corporation (“Acap”).  Acap is a Delaware corporation which owns 100% of the issued and outstanding stock of American Capitol Insurance Company, a Texas life insurance company, which in turn owns 100% of the issued and outstanding stock of Texas Imperial Life Insurance Company and Imperial Plan, Inc.  The transaction completed a definitive Stock Purchase Agreement (the “Agreement”) with William F. Guest and John D. Cornett.

The following pro forma condensed consolidated financial statements are presented to illustrate the impact of the acquisition on the Company’s historical financial statements and reflect the effect of the various transactions necessary to consummate the agreements as if the transaction had occurred on January 1, 2006 and January 1, 2005.

The Company has not completed a fair value appraisal of tangible or intangible assets as of this date.  At the time those processes are completed, the allocation of the purchase price could change and may include certain identifiable intangible assets, such as cost of insurance acquired.

The accompanying pro forma information is not necessarily indicative of the actual results of operation that would have been achieved had the acquisition been consummated at January 1, 2005, nor is it necessarily indicative of future results of operations of the combined business.  Furthermore, the accompanying pro forma financial information does not reflect any costs which may be incurred in integrating the operations of Acap with the Company.

The following summarizes selected pro forma financial information of the Registrant assuming the transaction acquiring Acap had been completed as of September 30, 2006 and the income statement reflects operations as if the transaction had been completed on January 1, 2006.

Pro Forma
Assets
Total investments	$346,720,148
Cash and cash equivalents	7,324,332
Reinsurance receivables	78,589,963
Cost of insurance acquired	26,946,496
Other assets	13,432,508
Total assets	$473,013,447

Liabilities and shareholders’ equity
Future policy benefits	$364,374,469
Deferred income taxes	18,214,553
Notes payable	15,700,278
Other liabilities	10,211,484
Total liabilities	408,500,784
Minority interest	19,314,040

Common stock	3,855
Additional paid in capital	41,915,596
Accumulated deficit	(281,375)
Accumulated other comprehensive income	3,560,547
Total shareholders’ equity	45,198,623
Total liabilities and shareholders’ equity	$473,013,447

Pro Forma
Revenues
Premiums and policy fees	$20,462,955
Net investment income	11,128,489
Realized investment gains	10,749,645
Other income	1,774,381
Total revenues	44,115,470

Benefits and other expenses
Benefits, claims and settlement expenses	22,172,709
Commissions and amortization deferred acquisition costs	1,848,321
Amortization of cost of insurance acquired	2,858,416
Operating expenses	6,457,009
Interest expense	844,000
Total expenses	34,180,455

Income before income tax and minority interest	9,935,015
Income tax expense	(2,495,617)
Minority interest in income	(2,832,545)
Net income	$4,606,853

The following summarizes selected pro forma financial information of the Registrant assuming the transaction acquiring Acap had been completed as of January 1, 2005.

Pro Forma
Revenues
Premiums and policy fees	$24,844,031
Net investment income	14,837,145
Realized investment gains	1,010,515
Other income	2,563,558
Total revenues	43,255,249

Benefits and other expenses
Benefits, claims and settlement expenses	26,149,193
Commissions and amortization deferred acquisition costs	2,708,497
Amortization of cost of insurance acquired	3,263,085
Operating expenses	5,680,722
Interest expense	1,125,000
Total expenses	38,926,497

Income before income tax and minority interest	4,328,752
Income tax expense	(381,664)
Minority interest in income	(1,049,982)
Net income	$2,897,106

UTG, Inc.
Notes to Pro Forma Condensed Consolidated Financial Statements

The purchase price of Acap Corporation was allocated as follows:

Investments                                                                  $    92,239,371
Cash                                                                                    2,779,038
Accrued investment income                                                   1,019,714
Reinsurance receivables                                                      42,740,677
Property and equipment                                                        2,109,449
Other assets                                                                       19,250,465
Cost of insurance acquired                                                160,138,714
Total assets

Future policy benefits                                                       (113,274,221)
Other liabilities                                                                     (3,495,737)
Notes payable                                                                     (3,357,000)
Deferred gain on reinsurance                                                (2,734,531)
Deferred taxes                                                                     (9,612,917)
Total liabilities                                                                  (132,474,406)

Minority interest liability                                                     (10,071,030)

Net value purchased                                                     $    17,593,278

The Company utilized approximately $ 12,343,000 in notes payable and $ 5,250,000 in cash for the acquisition.

The income statements reflect the following purchase accounting adjustments:

Acap investments acquired were adjusted to current market value as of the date of purchase.  The purchase adjustment is amortized over the life of the investments.  The adjustments to income were $ 214,000 and $ 285,000 as of September 30, 2006 and December 31, 2005, respectively.

The cost of insurance acquired through the acquisition and policy reserves are amortized based on the future projected profits of the business acquired.  The adjustments to income were $ 1,220,000 and $ 1,626,000 as of September 30, 2006 and December 31, 2005, respectively.

At the time of acquisition, the Company advanced Acap funds to retire certain indebtedness and to redeem all of Acap’s outstanding preferred stock.  The pro forma adjustments reflect the elimination of the existing debt and related expenses.

In addition, the Company incurred total debt of approximately $ 15,700,000 in the acquisition of Acap.  Interest expense associated with this debt is reflected as an additional expense of the Company.  The adjustments to income were $ 844,000 and $ 1,125,000 as of September 30, 2006 and December 31, 2005, respectively.

The combined companies will realize expense savings from operating efficiencies over the historical operations of the two separate entities.  General operating expenses are reduced to reflect this anticipated savings.